EXHIBIT 10.8

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of April 4, 2007 (this "Agreement"), is made by and among My Screen Mobile, Inc., a Delaware corporation ("Buyer") and Gino Porco ("Seller").

RECITALS

WHEREAS, Seller owns all technology, intellectual property (the "Technology") and assets related to certain mobile telephone advertising technology known as myscreen (the "Business");

WHEREAS, Buyer is interested in acquiring from Seller, and Seller is interested in selling to Buyer, the Business and all of its associated assets;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Purchase and Sale of Purchased Assets.

1.1.             Purchase Price. In exchange for the Purchased Assets (as defined below), Buyer shall transfer Seller 10,000,000 shares of Buyer's common stock.

1.2.             Purchased Assets. Buyer hereby purchases, and Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, free and clear of all indebtedness and Encumbrances (as defined below), all of the rights of Seller in and to the following (collectively, the "Purchased Assets"):

(a)           all rights in and to the website known as www.myscreen.com (the "Website"), and any related websites and domain names;

(b)           all software, source code, object code, stored data, computer equipment, communication equipment, peripherals and other accessories, telephone numbers, technical information, any other technology, and all documentation related to any of the foregoing, used in connection with the Business, including, but not limited to, the items listed on Exhibit A (the "Technology");

(c)           all patents, trademarks, service marks, logos, trade or brand names, fictitious business names, copyrights, any applications for any of the foregoing, any license rights with respect to any of the foregoing, and all other intellectual property rights, which relate to or are otherwise used in connection with the Business, including, but not limited to, the items listed on Exhibit A (the "Intellectual Property Rights");

(d)          all trade secrets, know-how (including, without limitation, proprietary know-how and use and application know-how) engineering and other drawings, secret processes and procedures, marketing, promotional and sales materials, business records, subscriber lists, supplier lists, sales and marketing data, marketing reports, mailing lists, and other materials and data, related to, or used in connection with the Business;

(e)           the benefits under all agreements with vendors, customers and other third parties, used in connection with the Business;

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(f)           all assignable claims, deposits, prepayments, product warranties, product guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment, indemnification and similar rights against the manufacturers and suppliers of any of the Purchased Assets, or against any other party, of any kind or nature;

(g)          all transferable licenses required to conduct the Business; and

(h)          all goodwill related to the Business, and any other assets of any nature, tangible or intangible, used in connection with the operation of the Business.

1.3.            Assumed Liabilities. Buyer shall not assume, pay, perform, defend or discharge, and shall in no event be liable for, and Seller shall solely retain, pay, perform, defend and discharge, and shall retain sole liability for, all costs, losses, liabilities, damages. lawsuits, deficiencies, claims, expenses, debts, demands, guarantees or other obligations of Seller, whether fixed or contingent, known or unknown, liquidated or unliquidated, secured or unsecured, related to the Business or otherwise; provided, Buyer shall assume liabilities related to the Purchased Assets and the Business that arise after the Closing.

2. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that:

2.1.            Authorization. Seller has the requisite power and authority to enter into this Agreement, to perform his obligations hereunder, and to consummate the ransactions contemplated hereby. This Agreement has been duly executed and delivered by Seller, and constitutes a legal, valid and binding obligation enforceable against Seller in accordance with its terms.

2.2.              No Conflict or Violation. Neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, nor Buyer's use of the Purchased Assets or operation of the Business will (a) violate, conflict with, result in a default under, termination of, or breach of, any contract, permit, authorization or concession which affects the Purchased Assets or the Business, (b) result in the creation of any lien, security interest, mortgage, adverse claim, restriction, or third party right, of any kind (an "Encumbrance(s)") on the Purchased Assets or the Business, or (c) violate any statute, law, ordinance, regulation, rule, decree or order of any government entity.

2.3.             Litigation. There is no, nor has Seller been threatened with. any action, suit, investigation or proceeding by, against, involving or relating to any of the Purchased Assets or the Business, before any federal, state, municipal or other governmental entity or before any other third party, which could effect the transactions contemplated by this Agreement or have an adverse effect on the Purchased Assets, the Business or Buyer, nor has Seller any reason to believe any of the foregoing will occur. There is no outstanding judgment, decree, court order, garnishment, attachment or writ issued with reference to any of the Purchased Assets or the Business, nor does Seller have reason to believe any of the foregoing exists or will occur.

2.4.             Government Authorization; Compliance with Law. Seller has obtained, and at all relative times has maintained, each federal, state, county, local or foreign governmental consent, license, permit, grant, or other governmental authorization that is required for the operation of the Business and use of the Purchased Assets, except where such failure to obtain or maintain would not have an adverse effect on Buyer, the Business or the Purchased Assets, and all of such are in full force and effect.

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2.5.             Title and Condition of the Purchased Assets; Absence of Undisclosed Liabilities. Seller has good and marketable title to, and all rights and interests in and to, all of the Purchased Assets, and is in possession of the Purchased Assets, and has the absolute rit2ht to transfer the Purchased Assets and the Business free and clear of any Encumbrances, liabilities, damages, lawsuits, deficiencies, claims, debts or other obligations. There is no indebtedness, liability or obligation of any nature, or commitment of any nature (whether accrued, absolute, contingent or otherwise and whether matured or unmatured), due or to become due with respect to the Purchased Assets or the Business.

2.6.             Books. Records and Financial Statements. The books and records related to the Purchased Assets and the Business to which access was given Buyer prior to the date hereof accurately and fairly reflect, in all material respects, the activities, transactions, revenues and expenses related to the Business and the Purchased Assets.

2.7.             Sufficiency of Purchased Assets. The Purchased Assets constitute all the assets used in operating the Business, and, except to the extent caused by the actions (or inaction) of Buyer following the Closing, will enable Buyer to operate the Business after the Closing in the same manner as operated by Seller prior to the Closing. There is no agreement (non-compete or otherwise) between Seller and any third party, or any commitment that Seller has to any third party, or any judgment, injunction, order or decree which is binding upon Seller or the Purchased Assets, which has or reasonably could be expected to have the effect of prohibiting or impairing the conduct of the Business, or the use of the Purchased Assets, by Buyer.

2.8.             Intellectual Property. All Technology and Intellectual Property Rights (collectively, "Intellectual Property") are held by Seller, and upon the Closing, shall be held by Buyer, without any conflict with or infringement of the valid rights of others. Seller has not received any notice of infringement upon or conflict with the asserted rights of others. Seller has the right, and after the Closing, Buyer shall have the right, to use such Intellectual Property free and clear of any rights of others. Seller has not disclosed any proprietary information which it uses in the operation of the Business, other than to employees and consultants of Seller, who have all executed and are bound by appropriate nondisclosure agreements. In addition, Seller is not contractually obligated to pay any compensation to any third party with respect to any Intellectual Property, whether for the use, license, conveyance thereof, for any service which resulted in the creation thereof, or otherwise.

2.9.            Tax Matters. Seller has, and as of the Closing, or within 30 days thereafter, shall have, duly and timely filed all material tax returns, reports, information returns and any other document with respect to Taxes (collectively, "Tax Returns") required to be filed at or prior to the Closing, and such Tax Returns are, and shall be, true and correct in all material respects, and Seller has, and prior to the Closing shall have, paid in full, or made adequate provision in the Financial Statements (as defined below) for all Taxes (as defined below) shown to be due on such Tax Returns. As of the date hereof (i) Seller has not requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and 110 request for waivers of the time to assess any Taxes are pending or outstanding, (ii) no claim for Taxes has become an Encumbrance against the property of Seller or is being asserted against Seller, and (iii) no audit of any Tax Return of Seller is being conducted by a Tax authority. Seller has not been nor will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the United States Tax Code (the "Code") or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing. For the purposes of this Agreement, "Tax" or "Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, any interest, penalties or additions attributable thereto.

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2.17.           Brokers and Finders. Seller has not engaged any broker, finder or similar agent or incurred any other liability for any brokerage fees, commissions. finder's fees or similar payments in connection with the transactions contemplated by this Agreement.

2.18.           Representations and Warranties Complete. None of the representations or warranties made by Seller herein contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein, in the light of the circumstances under which made, not misleading.

3.  Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that:

3.1.            Organization. Buyer is a corporation duly organized, existing, and in good standing under the laws of Delaware. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Buyer have been duly authorized, and no further corporate authorization is necessary on the part of Buyer.

3.2.            Consents. No consent, approval, or authorization of, or declaration, filing, or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery, and performance of this Agreement, except as otherwise required in connection with the issuance of shares of common stock to Seller as set forth above.

3.3.            Representations and Warranties Complete. None of the representations or warranties made by Buyer herein, contains or will contain as of the Closing, any untrue statement of a material fact, or omits or will omit as of the Closing, to state any material fact necessary in order to make the statements contained herein, in the light of the circumstances under which made, not misleading.

4.  Closing. The sale of the Purchased Assets shall close upon the execution of a Development Agreement for the Technology between Buyer and Envenia Networks, Inc., an affiliate of Seller, in substantially the form attached hereto as Exhibit B (the "Closing").

5.  Additional Covenants.

5.1.            General Assistance. To facilitate the orderly transfer of the Purchased Assets, Seller shall cooperate with and assist Buyer, and use his best efforts to obtain all necessary approvals and consents for the transactions contemplated hereby. and otherwise use his best efforts to transfer to Buyer all of Seller's right, title and interest in and to the Purchased Assets and the exclusive rights to use the Purchased Assets.

5.2.            Affirmative Covenants.

  (a)            Covenant Not to Compete. As partial consideration for the purchase price, neither Seller nor any of his Affiliated Entities (as defined below), shall for a period of five (5) years following the Closing, anywhere in the world, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business which competes with the Business. The term "Affiliates" as used in this Agreement means a party's Affiliated Entities (as defined below), and any representatives, agents, officers, employees, shareholders, directors, trustees, partners, members and managers of such party or of such party's Affiliated Entities, and each of their respective successors and assigns. The term "Affiliated Entities" as used in this Agreement means any person or entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the applicable party. The term "controls" as used herein (including the terms "controls," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to vote, or direct the vote of, fifty percent (50%) or more of the outstanding voting securities of a person or entity.

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(a)           Confidentiality. Seller acknowledges that it will have access to certain Confidential Information (as defined below) of Buyer, and agrees that neither he nor his Affiliated Entities, will not use for his own account or the account of any third party (except as required by law), or disclose to any third party, any of Buyer's Confidential Information, and will take reasonable precautions to protect the confidentiality of such information. "Confidential Information" includes information about all Intellectual Property, trade secrets, business plans, product offerings, technical specifications, source code, strategies, methods and/or practices, and any other information relating to the other party, which is not generally known to the public. Seller acknowledges Buyer other party shall suffer irreparable injury not compensable by money damages in the event of an unauthorized use or disclosure of its Confidential Information, and therefore, agrees that Buyer shall be entitled, in addition to any other available remedy at law or equity, to injunctive relief to prevent or cm-tail any such use or disclosure, threatened or actual, without the necessity of posting a bond.

(b)           Scope. Seller acknowledges that a breach of the covenants contained in this Section 5.2 will cause irreparable damage to Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Seller agrees that if the covenants contained in this Section are breached, in addition to any other remedy which may be available at law or in equity, Buyer shall be entitled to specific performance and injunctive relief, without, in the event of a final judgment, posting a bond or other security. In the event any of the covenants in this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time, or over too great a geographical area, or by reason of it being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable. and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

6.      Indemnification. Subject to the survival provisions set forth below, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its Affiliates from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation. interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Damages"), incurred in connection with, arising out of, resulting from or incident to any breach of any representation or warranty made by Seller in this Agreement, or any claim by any person brought against Buyer and/or any of its Affiliates related to, in connection with or arising from the operation of the Business or use of the Purchased Assets prior to the Closing. Subject to the survival provisions set forth below, Buyer hereby agrees to indemnify, defend and hold harmless Seller and his Affiliates, from and against any and all Damages incurred in connection with the operation of the Business or use of the Purchased Assets following the Closing.

7.   Miscellaneous.

7.1.            Survival. The representations and warranties of the parties set forth in this Agreement shall survive for a period of five (5) years after the date hereof.

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7.2.            Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

7.3.            Notice. Any notice or communication required to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed facsimile, or mailed by registered or certified mail (return receipt requested), to the parties at their respective addresses listed on the signature page hereto (or at such other address for a party as shall be specified by like notice). Notice shall be deemed given and received on the date sent if sent by facsimile or personal delivery; three days after the date sent if sent by registered or certified mail; and one day after the date sent if sent by overnight courier.

7.4.            Modification: Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be modified only by a writing signed by both parties.

7.5.            Governing Law., Attorneys' Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law. The parties hereby agree that any service of process may be affected on such party by delivering such process by hand, depositing it with an overnight courier, or mailing it by registered or certified mail to such party. Upon default, the breaching party agrees to pay to the non-breaching party reasonable attorneys' fees, plus all other reasonable expenses. incurred by the non-breaching party in exercising any of the non-breaching party's rights  and remedies.

7.6.            Successors and Assigns. This Agreement shall be binding, upon and inure to the benefit of the parties hereto and their respective successors and assigns.

7.7.            Waiver. Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted to both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances.

7.8.            Independent Advice of Counsel. Buyer and Sellers each acknowledge that they have been represented by independent legal counsel in connection with this Agreement and have consulted with such legal counsel.

7.9.            Counterparts and Facsimile Signatures. The parties may execute this Agreement in two or more counterparts, which shall. in the aggregate, be deemed signed by all of the parties. Each counterpart shall be deemed an original instrument as against any party who signed it. A facsimile signature by any party shall be acceptable and shall result in this Agreement being valid and enforceable against such party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

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“Seller”	“Buyer”

/s/ Gino Porco	MyScreen Mobile, Inc.
Gino Porco
/s/ T. Rodrigues
Address: 81 Chartwell Rd.	Print Name: Terrence Rodrigues
Toronto, Ontario	Print Title: CEO

Fax:_______________________	136 Yorkville Avenue, Suite 300
Toronto, ON, Canada M5R 3C6
Fax: _________________________

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